Exhibit 99.1

Letter to Shareholders

Dear Fellow Shareholders:

I am writing to summarize in a little more detail the value proposition of our Nurses Lounge Network, background on myself and history of our network as well as some basic information about our operations.

Why a Professional Network for Nurses?

As a nurse, nursing organization or investor I believe the first question that needs to be answered is what is the value proposition of the business or “why a professional network for nurses?”

The nursing profession can be described as a large inefficient market place made up of thousands of stakeholder organizations with static web sites scattered across the Internet. All needing to maintain communications on various levels with approximately 3 million nursing professionals concerning services, jobs, and educational opportunities to just name a few.

By uniting the nursing profession onto an organized and simple to use communications platform based off of today’s networking technology we are able to create a functional and efficient market-place that benefits each nurse and organization alike.

From an organization’s standpoint, by uniting the profession onto one network:

•	Nursing Schools benefit by building strong alumni programs and reducing costs and time to fill educational programs.
•	Nurse Associations can recruit new members and fill CE courses in less time for less money.
•	Employer’s benefit by reducing hiring costs by reducing time to source and hire new employees.
•	A supplemental, just-in-time workforce can be developed more efficiently and at substantially lower costs by the ability to communicate opportunities direct to the local workforce while saving hospitals millions of dollars in the process.

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As a member of a professional network for nurses, nurses are better able to manage their career by:

•	Developing and maintaining an online professional profile separate from their social profile.
•	Create and maintain a professional network of colleagues that can assist each other throughout their careers.
•	Have access to and apply to more job opportunities with ability to manage their careers throughout their work life.
•	Maintain open communications with the organizations important to their careers such as employers, local associations and schools offering greater educational opportunities.

Background

As the Founder and President of the Nurses Lounge, I think it would also be helpful to provide a little more background on myself as well as the history of the Nurses Lounge.

I began my business career as an auditor for what is now Ernst and Young and, after a two-year stint, went into doing real estate workouts in the mid-eighties. In the late eighties I started helping a friend do career fairs and eventually started a career fair company of my own and successfully created events for engineering, high-tech and even nursing professions.

In early 90’s I looked at moving high-tech career fairs online first as a bulletin board (on a 486 Dell computer with four 9600 baud modems in a closet) and then to the Internet. In late 90’s we were able to purchase the URL jobs.com for $250k and laundry list of benefits (original asking price was $3 million). After raising near $100 million in funding (60 million from CBS in the form of advertising credits) jobs.com became one of the top 5 job boards.

In May of 2000, with sales just under $1 million dollars for the month and disagreements with the BOD, I left jobs.com. In the next 12 months, sales declined considerably under new management and instead of an IPO the company was sold to what is now Monster.com.

In 2002 I took over the web portal NursesLounge.com and launched a direct mail monthly magazine reporting on the local DFW nursing profession that was mailed to approximately 35k nurses in the Dallas Fort Worth area. Advertisers were mostly hospitals advertising their RN openings. The magazine, combined with the web site, was very successful and by end of 2008 we had another profitable magazine in Chicago as well. There was considerable amount of entrenched competition in each market that we were able to overcome with a better business model based on pricing and content.

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By this time, Social Media, primarily Facebook and LinkedIn, had captured the imagination of the public. In our opinion however, neither met the unique needs of the nursing profession and, after finding a third party social platform, we re-launched our web site as a professional network for nurses in the DFW market.

Looking back, we were definitely an early entrant into the market. Most of our target market (nursing schools, associations and hospitals) were still trying to figure out the benefits of having a Facebook page or a presence on LinkedIn.

Additionally, shortly after launch, our platform provider was purchased by a large tech company and began re-purposing the technology for other services. That company was then purchased by Oracle who continued to move the service away from social media.

In the summer of 2014 we found an open source social networking technology, Elgg, along with an experienced development team and re-built our network from the ground-up based on what was needed to provide the nursing profession a resource that would benefit nursing professionals and major stakeholder organizations as well. (We define stakeholders as nursing schools (primarily 4-year schools offering bachelor degrees and graduate level degrees), associations as well as major nurse employers.

The Network

Today the Nurses Lounge consists of a directory of "Interactive Lounges" created for 600 BSN Schools, 6,400 medical facilities, 50 states and 97 Nurse Specialties. During the registration process, a nurse indicates the state of residence, schools attended, employer and specialties and becomes a "follower" of those lounges.

Representatives from schools and medical facilities can claim their interactive Lounge’s and take administrative control. This allows them to post news and information in their ‘lounge’ and immediately sends an alert to their followers. As such, nurses no longer will have to search numerous web sites for basic news and information important to their career.

Like all major networks we do not charge organizations to have an active presence on our network. We generate revenue from advertising with the largest revenue stream expected to come from:

•	Hospitals posting jobs
•	Targeted email campaigns
•	Continuing Education
•	Supplemental Staffing

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Revenues / Costs

With today’s technology, the monthly cost of operating a network with a potential user base of under four million users (100% of target market) is minimal. Additionally, because the only transaction costs are sales costs such as commissions, we project operating costs (before commissions) to top out expense wise over the next 2-3 years in the $1.5 to $2 million range including $500k to $750k marketing and advertising costs (compared to near zero today). That is expected to be true no matter should we do $5 million in sales or $30 million.

Business Points

Major business points we believe to be descriptive of our business model include:

•	Winner take all business / First Mover Advantage
•	Growth via Network Effect / Minimal Marketing Costs
•	Sustainable Competitive Advantage
•	High Customer Switching Cost
•	Scalable Business Model (Each new dollar of revenue has a higher margin than the previous dollar)
•	Excellent Acquisition Candidate

Outlook

Over the near thirty years I have been in the recruitment business, no matter whether it was starting career fairs for a different profession, building a job board or launching a magazine, the same basic questions needed to be answered prior to driving income and reaching profitability.

With that said, I am happy to report that we can now visibly demonstrate to all stakeholder organizations, the benefits of uniting the nursing profession onto one network. As such, we see a clear path to reaching profitability based off of recent sales (all be it at a discounted early adopter price) from health systems in California to New York and South Dakota to Texas.

While there is still plenty of work to be done, I hope the above sheds a little more light on where we came from, what we are building, and where we are at now on our road to maximize shareholder value.

Tim Armes

President and CEO

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